                                                                   Exhibit 10.13

ACTUATE SOFTWARE CORP.                  999 Baker Way
                                        Suite 330, San Mateo CA 94010




                                        May 7,1997


Dear Dan:

I am very pleased to offer you the position of Vice President of Finance and Administration and CFO at Actuate. In this position you will report to me and be responsible for financial management and reporting, personnel, infrastructure, and manufacturing functions at the company.

You will receive a base salary of $170,000 per year and participate in the company executive bonus plan which is paid on a quarterly basis. For 1996 year you will receive a minimum of $7,500 per quarter in bonuses (pro rated in the first quarter for your actual service time).

Subject to board approval you will also receive 125,000 in incentive stock options to purchase Actuate stock. These options will vest over a four year period according to the Actuate stock option plan. The option agreement will also include a provision which will automatically vest 50% of the remaining option, in the event of a merger or acquisition.

We will also make provisions for you to participate in the next round of financing on an equal basis with our current investors. I understand that you will want to purchase a minimum of 25,000 shares at that time.

Actuate also has a very complete benefits package including Medical and Dental coverage. This is described in the new employee kit.

All of us at Actuate are very pleased that you will be joining the company, and we are looking forward to years of success together.


Sincerely,



Nicolas Nierenberg
President and CEO